FOR FURTHER INFORMATION:
At Bedford Property Investors:

Peter B. Bedford                                  Stephen M. Silla
Chairman of the Board and                    Senior Vice President
Chief Executive Officer                      (925) 283-8910


                              FOR IMMEDIATE RELEASE


                           BEDFORD PROPERTY INVESTORS
              ANNOUNCES A $40 MILLION SAN JOSE ACQUISITION AND THE
                   COMPLETION OF A $40 MILLION BRIDGE FACILITY

     LAFAYETTE, CA-September 10, 2002-Bedford Property Investors, Inc. (NYSE:BED) announced today the acquisition of a 217,824 square foot research and development complex in San Jose, California for $40,000,000 or approximately $184 per square foot. The property, which consists of five single-story buildings, is fully leased to a single tenant and will generate a first year cash yield in excess of 9.7%. The buildings are located in the International Business Park in San Jose at 1110 to 1150 Ringwood Court.

     This acquisition is in the same market area as thirteen existing operating properties that the Company already owns, and brings the Company's total operating holdings in this market to approximately 1,208,000 square feet. "This property is occupied by a strong credit single tenant, and therefore we believe this will add to the stability of our portfolio," said Peter B. Bedford, Chief Executive Officer and Chairman of the Board of Bedford Property Investors, Inc. "The addition of this R&D property to our existing portfolio is consistent with our continuing strategy of focusing our property ownership in those Western markets where we already have a significant presence."

     This acquisition is funded from the proceeds of a $40 million unsecured bridge facility provided by Bank of America as Administrative Agent, and Union Bank of California. The loan has a six-month term with two three-month extensions at the Company's option and carries an interest rate of LIBOR plus 1.55%.

     Bedford Property Investors is a self-administered equity real estate investment trust (REIT) with investments in suburban office buildings and industrial properties concentrated in the western United States. It is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "BED" and its web site is www.bedfordproperty.com.

Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs, including, among other things, the company's current expectations concerning the first year cash yield from the newly acquired property and the stability added to our portfolio as a result of the strong credit of this property's tenant. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to be materially different from those expressed, expected or implied by the forward-looking statements. The risks and uncertainties that could cause our actual results to differ from management's estimates and expectations are contained in the company's filings with the Securities and Exchange Commission, including its 2001 Annual Report on Form 10-K/A and its most recent Quarterly Report on Form 10-Q. The company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

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